EXHIBIT 10.3
LIBERTY INTERACTIVE CORPORATION
2000 INCENTIVE PLAN
August 2013 Amendment
Liberty Interactive Corporation (the “Company”), having previously established the Liberty Interactive Corporation 2000 Incentive Plan, as amended and restated effective November 7, 2011 (the “Plan”), and having reserved the right under Section 11.7 thereof to amend the Plan, does hereby amend the Plan, effective as of August 5, 2013, as follows:
1.    Sections 6.6 and 7.7 of the Plan are hereby deleted.
2.    Section 11.6 of the Plan is hereby amended to read as follows:

“11.6    Nontransferability. Unless otherwise determined by the Committee and expressly provided for in an Agreement, Awards are not transferable (either voluntarily or involuntarily), before or after a Holder’s death, except as follows: (a) during the Holder’s lifetime, pursuant to a Domestic Relations Order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or any applicable Agreement, and in a form acceptable to the Committee; or (b) after the Holder’s death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom Awards are transferred in accordance with the provisions of the preceding sentence shall take such Awards subject to all of the terms and conditions of the Plan and any applicable Agreement.”
Except as expressly provided in this Amendment, the Plan will remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 9th day of August, 2013, but effective as of the date set forth above.
LIBERTY INTERACTIVE CORPORATION
By /s/ Pamela L. Coe
Pamela L. Coe, Vice President